REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

EquiTrust Life Insurance Company

We have audited the balance sheets of EquiTrust Life Insurance Company as of December 31, 2005 and 2004, and the related statements of income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2005, and have issued our report thereon dated February 3, 2006 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 26 of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the financial statements, in 2004 the Company changed its method of accounting for guaranteed minimum death benefits and incremental death benefits on its variable annuities.

/s/ Ernst & Young LLP

Des Moines, Iowa

February 3, 2006

Schedule I - Summary of Investments - Other

Than Investments in Related Parties

EQUITRUST LIFE INSURANCE COMPANY

December 31, 2005

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$1,320,129	$1,331,941	$1,331,941
Mortgage and asset-backed securities	986,446	986,564	986,564
United States Government and agencies	238,646	233,790	233,790
State, municipal and other governments	340,924	349,739	349,739
Public utilities	152,827	153,300	153,300
Redeemable preferred stocks	10,698	10,766	10,766

Total	3,049,670	$3,066,100	3,066,100

Fixed maturity securities, trading	15,004	$14,848	14,848
Mortgage loans on real estate	303,529		303,359
Derivative instruments	34,465	38,163	38,163
Policy loans	20,835		20,835
Short-term investments	70,596		70,596

	$3,494,099		$3,513,901

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for derivative instruments, and unpaid principal balance for mortgage loans on real estate and policy loans.

Schedule III - Supplementary Insurance Information

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2005:
Traditional Annuity - Exclusive Distribution	$55	$579	$—	$—
Traditional Annuity - Independent Distribution	290,513	3,571,284	—	977
Traditional and Universal Life Insurance	23,247	213,547	1,407	10,337
Variable	13,205	14,675	481	—
Impact of unrealized gains/losses	(3,342)	—	—	—

Total	$323,678	$3,800,085	$1,888	$11,314

December 31, 2004:
Traditional Annuity - Independent Distribution	$232,379	$2,709,969	$—	$1,727
Traditional and Universal Life Insurance	25,177	217,215	1,319	10,244
Variable	14,927	14,483	448	—
Impact of unrealized gains/losses	(21,009)	—	—	—

Total	$251,474	$2,941,667	$1,767	$11,971

December 31, 2003:
Traditional Annuity - Independent Distribution	$191,879	$2,051,142	$—	$1,668
Traditional and Universal Life Insurance	26,748	220,474	1,216	10,191
Variable	11,886	14,845	435	—
Impact of unrealized gains/losses	(13,565)	—	—	—

Total	$216,948	$2,286,461	$1,651	$11,859

Schedule III - Supplementary Insurance Information (Continued)

EQUITRUST LIFE INSURANE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium Revenues	Net investment income (1)	Benefits, claims, losses and settlement expenses (2)	Amortization of deferred policy acquisition costs (2)	Other operating expenses (3)
	(Dollars in thousands)
December 31, 2005:
Traditional Annuity-Exclusive Distribution	$—	$14	$12	$—	$489
Traditional Annuity - Independent Distribution	10,895	160,303	108,529	30,559	11,717
Traditional and Universal Life Insurance	14,264	15,447	16,465	2,195	5,421
Variable	2,979	671	504	2,253	3,161
Corporate and Other	—	1,345	—	—	308
Change in net unrealized gains/losses on derivatives	—	—	5,123	(1,848)	—
Impact of realized gains/losses	—	—	(12)	(88)	—

Total	$28,138	$177,780	$130,621	$33,071	$21,096

December 31, 2004:
Traditional Annuity - Independent Distribution	$7,593	$124,712	$92,497	$24,711	$9,772
Traditional and Universal Life Insurance	14,719	15,653	17,679	1,614	3,507
Variable	2,405	966	406	(23)	2,805
Corporate and Other	—	230	—	—	891
Change in net unrealized gains/losses on derivatives	—	—	6,349	788	—
Impact of realized gains/losses	—	—	70	295	—

Total	$24,717	$141,561	$117,001	$27,385	$16,975

December 31, 2003:
Traditional Annuity-Independent Distribution	$5,582	$103,594	$70,892	$19,634	$1,966
Traditional and Universal Life Insurance	14,796	15,930	17,965	3,164	3,430
Variable	2,357	682	554	(112)	4,031
Corporate and Other	—	123	—	—	—
Change in net unrealized gains/losses on derivatives			14,746	543
Impact of realized gains/losses	—	—	(124)	(602)	—

Total	$22,735	$120,329	$104,033	$22,627	$9,427

(1)	Net investment income is allocated to the segments based upon the investments held by the respective segment. Beginning in 2005, we changed the allocation of capital among our segments to be consistent with a change in how we manage capital at the segment level. Accordingly, operating revenues and pre-tax operating income (loss) by segment for 2005 are impacted by the income on the investments transferred. See Note 12 to the financial statements for more information.

(2)	Beginning in 2005, operating income includes an adjustment to eliminate the impact of changes in net unrealized gains and losses on derivatives. The amounts for 2004 and 2003 have been modified to conform to the 2005 presentation. See Note 12 to the financial statements for more information.

(3)	Beginning in 2005, we changed the method in which indirect expenses (those expenses for which we do not have a reliable basis such as time studies for allocating the costs) are allocated among the segments from a pro rata method based on allocated capital to a pro rata method based on direct expenses. See Note 12 to the financial statements for more information.

Schedule IV - Reinsurance

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other company	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2005:
Life insurance in force, at end of year	$612,782	$385,531	$1,844,484	$2,071,735	89.0%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$4,722	$1,457	$20,356	$23,621	86.2%
Traditional life insurance premiums	140	90	4,467	4,517	98.9

	$4,862	$1,547	$24,823	$28,138	88.2%

Year ended December 31, 2004:
Life insurance in force, at end of year	$579,301	$365,200	$1,843,537	$2,057,638	89.6%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$3,108	$1,380	$18,248	$19,976	91.3%
Traditional life insurance premiums	90	89	4,740	4,741	100.0

	$3,198	$1,469	$22,988	$24,717	93.0%

Year ended December 31, 2003:
Life insurance in force, at end of year	$568,084	$342,317	$1,977,059	$2,202,826	89.8%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$2,895	$1,221	$16,129	$17,803	90.6%
Traditional life insurance premiums	62	99	4,969	4,932	100.8

	$2,957	$1,320	$21,098	$22,735	92.8%